Exhibit 10.62

June 10, 2009

Mr. Jon Rubinstein

c/o Palm, Inc.

950 West Maude Avenue

Sunnyvale, California 94085

Dear Jon:

On behalf of the Board of Directors of Palm, Inc. (“Palm” or the “Company”), I am pleased to offer you the position of President and Chief Executive Officer of Palm, effective June 12, 2009 (the “Effective Date”). Following the Effective Date, you will continue to serve as Chairman of Palm’s Board of Directors (“Board”). The terms of your appointment as President and Chief Executive Officer, and your continued service as Chairman of Palm’s Board, are set forth below:

Chairman, President and Chief Executive Officer.

As Palm’s President and Chief Executive Officer (“CEO”), you will be the most senior officer of the Company and will render such business and professional services in the performance of your duties as are customary to such offices and positions in a Delaware corporation and consistent with Palm’s Certificate of Incorporation and Bylaws, including general supervision, direction, and control of the business and officers of Palm, subject in every case to the direction and control of the Board and its committees. All other executive officers and employees of Palm and its subsidiaries will report directly to you or through such personnel as you shall designate. You, in turn, shall report directly and solely to the Board. You agree to serve without additional remuneration in an executive or director capacity for one or more direct or indirect subsidiaries of Palm as the Board may from time to time request.

Following the Effective Date, you will continue to serve as a member and as Chairman of Palm’s Board. As Palm’s Chairman of the Board, you will carry out the responsibilities assigned to the Company’s Chairman in its Certificate of Incorporation, Bylaws and Corporate Governance Guidelines as they may be modified from time to time by the Board or its committees. Consistent with best practices, the Company’s lead independent director will perform any duties you may not be able to perform as an employee Chairman, such as chairing separate meetings of the independent directors.

Hereafter, at each meeting of the Company’s stockholders for which your designated class stands for election and for so long as you are the Company’s President and CEO, the Board or its designee will nominate you to serve as a member of the Board and, subject to any required shareholder approval, you shall serve as a member of the Board

Mr. Jon Rubinstein

June 10, 2009

for each period for which you are so nominated and elected. Upon the termination of your employment for any reason, and unless otherwise requested by the Board, you will be deemed to have voluntarily resigned from the Board (and all other positions held at the Company and its affiliates) without any further action required by you or the Board. At the Board’s request, you will execute any documents necessary to reflect your resignation.

Obligations.

As President and CEO, you shall devote your full business efforts and time to Palm and will use good faith efforts to discharge your obligations to the best of your abilities and in accordance with each of the Company’s Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, Employee Agreement (as defined below), U.S. Handbook (Employee Standards and Guidelines) and Worldwide Code of Business Conduct and Ethics. For so long as you serve as Palm’s President and CEO, you agree not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that you may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such service does not interfere with your obligations to the Company. You agree not to accept a position on any other board of directors of a for-profit entity unless approved in advance by the Board.

You hereby affirm that you are not now a party to any contract, understanding, agreement or policy, written or otherwise, which would be breached by your appointment as President and CEO of Palm. You further represent that you have disclosed to the Company in writing all threatened, pending, or actual claims brought against you by any previous employer from and after June 2, 2007, that are unresolved and outstanding as of the date of this letter.

Compensation.

Salary. As of the Effective Date, your base salary per annum will be increased from the current $600,000 to $850,000, payable periodically in accordance with the Company’s payroll policies and procedures then in effect. Your salary will be subject to annual review for increase by the Compensation Committee of the Board, or any successor thereto (the “Committee”). Any such increase shall be made in the sole discretion of the Committee. Your annual salary of $850,000, as it may be increased from time to time by the Committee pursuant hereto, shall be referred to hereinafter as your “Base Salary.”

Mr. Jon Rubinstein

June 10, 2009

Annual Performance Bonus. Your target annual performance bonus will be 100% of Base Salary. The actual amount payable to you as an annual performance bonus will be dependent upon the achievement of annual performance objectives established in the discretion of the Board or the Committee. Accordingly, depending on whether such objectives are under- or over-achieved, the actual amount payable to you as an annual performance bonus may be less than, greater than or equal to the target specified above. Subject to your continued employment with the Company through the date on which such bonuses are paid, any bonus payable pursuant to this paragraph shall be paid at the same time as bonuses are payable to other executive officers of the Company and in accordance with the provisions of the bonus plan generally applicable to the Company’s executive officers as the same may be in effect from time to time.

Long-Term Incentive Awards.

Stock Options. Subject to the Board’s approval, the Committee will grant you an option to purchase 430,000 shares of Company common stock (“Option”) at an exercise price equal to the closing price of Palm’s common stock on July 6, 2009 (the “Grant Date”) or, if the stock market is closed on that date, the closing price of Palm’s common stock on the last trading day prior to that date. The option will be subject to the terms and conditions set forth in Palm’s standard stock option agreement and shall vest as to 1/48th of the shares subject to the Option monthly so that all of the shares subject to the Option shall be fully vested and exercisable four (4) years from the Grant Date, subject to your continued service with the Company on the relevant vesting dates. The governing stock option agreement will provide that you shall have up to twelve (12) months following the date you cease (for any reason) to be an Employee, Director or Consultant of the Company (as defined under the 1999 Stock Plan) within which to exercise the Option. The governing stock option agreement will further provide that if the exercise of your Option following your termination of service with the Company would be prohibited at any time solely because the issuance of shares of Company common stock would violate the registration requirements under the Securities Act of 1933, then your Option shall terminate on the earlier of the expiration of the term of the Option or the expiration of a period of twelve (12) months after the termination of your service during which the exercise of the Option would not be in violation of such registration requirements.

Performance Shares. On the Grant Date and subject to the Board’s approval, the Committee will grant you the right to purchase 215,000 Palm performance shares (also known as “restricted stock units”) at a purchase price of $.001 per share, subject to the terms and conditions set forth in Palm’s standard performance share agreement. Contingent on your continued service with Palm on each vesting date, the performance shares will vest in 25% increments on each of the first four anniversaries of the Grant Date.

Mr. Jon Rubinstein

June 10, 2009

Restricted Stock. On the Grant Date and subject to the Board’s approval, the Compensation Committee will grant you the right to purchase 215,000 shares of restricted Company stock at a price of $.001 per share, subject to the terms and conditions set forth in Palm’s standard restricted stock agreement. Contingent on your continued service with Palm on each vesting date, the restricted stock will vest, and the Company’s right of repurchase will lapse, in 25% increments on each of the first four anniversaries of the Grant Date.

Future Equity Awards. Subject to the terms of this Agreement, you shall be entitled to participate in any stock option, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement generally made available to executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to you shall reflect your position with the Company, the Committee’s evaluation of your performance and competitive compensation practices. The governing stock option agreement for any stock option granted to you hereunder will provide that you shall have up to twelve (12) months following the date you cease (for any reason) to be an Employee, Director or Consultant of the Company (as defined under the 1999 Stock Plan or the employee stock plan then in effect) within which to exercise such options. Such governing stock option agreements will further provide that if the exercise of your option following your termination of service with the Company would be prohibited at any time solely because the issuance of shares of Company common stock would violate the registration requirements under the Securities Act of 1933, then your Option shall terminate on the earlier of the expiration of the term of the Option or the expiration of a period of twelve (12) months after the termination of your service during which the exercise of the Option would not be in violation of such registration requirements.

Benefits and Expenses.

Employee Benefits. During your employment, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executive officers of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, flexible-spending account, 401(k) and employee stock purchase plans and vacation policies. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

Severance Benefits. In the event your employment is terminated involuntarily without Cause (as defined in your Management Retention Agreement and Severance Agreement) or by you pursuant to a Voluntary Termination for Good Reason (as defined in your Management Retention Agreement and Severance Agreement), whether in connection with or in the absence of a Change of Control (as defined in your

Mr. Jon Rubinstein

June 10, 2009

Management Retention Agreement), you will be entitled to severance benefits on the terms and subject to the conditions set forth, as applicable, in the Management Retention Agreement and the Severance Agreement between you and Palm, both of which were executed by you on June 2, 2007 (hereinafter, respectively, the “Severance Agreement” and the “Management Agreement”). The Severance Agreement is hereby amended to delete Section 4(c)(vii) in its entirety. Likewise, the Management Agreement is hereby amended to delete Section 5(f)(vii) in its entirety. In addition, any reference in either the Severance Agreement or the Management Agreement to the term “Offer Letter” shall be deemed a reference to this letter and not to the offer letter between you and the Company dated June 1, 2007, and executed by you on June 2, 2007.

Business Expenses. The Company will pay or reimburse you for reasonable travel, entertainment and other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies as in effect from time to time.

Indemnification.

Subject to applicable law, the Company will continue to provide you indemnification to the maximum extent permitted by Palm’s Certificate of Incorporation and Bylaws, in addition to coverage under any directors and officers insurance policies maintained by the Company, with such indemnification to be on terms determined by the Board or any of its committees, but in no case less favorable than those provided to any other officer or director of the Company.

Confidential Information.

You hereby acknowledge that you remain subject to the Palm Employee Agreement executed by you on June 2, 2007 (the “Employee Agreement”), which among other things governs your treatment of the Company’s confidential information.

Noncompetition.

You agree that, as long as you are employed by Palm pursuant to this letter agreement, you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that designs or manufactures Competitive Product or causes the design or manufacture by third parties of Competitive Product. Notwithstanding the preceding sentence, you may own (a) not more than 1% of the securities of any company whose securities are publicly traded, and (b) the securities of any company presently owned by you and disclosed in writing to Palm and approved by Palm prior to the execution of this letter agreement. For purposes of this paragraph,

Mr. Jon Rubinstein

June 10, 2009

Competitive Product shall mean one or more products that compete with the products designed, developed, manufactured or sold by the Company during the term of your employment, including products that have been on the Company’s roadmap within the two (2) years preceding the date hereof and products that are placed on the roadmap during the term of your employment, whether or not ultimately designed, developed, manufactured or sold by the Company.

At-Will Employment.

This agreement is for employment of an unspecific period of time and constitutes a continuing “employment at will” relationship that may be terminated at any time by you or Palm, with or without notice, for any or no reason, with or without good cause or for any or no cause, at either party’s option. Your signature at the end of this letter agreement confirms that no promises or agreements that are contrary to our at-will relationship have been made to you during any of your discussions with Palm, and that this letter agreement contains our complete agreement regarding the terms and conditions of your employment. This “at-will” relationship may not be altered except as agreed by you and the Board in writing. Neither your job performance nor promotions, commendations, bonuses or the like will give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company.

Arbitration.

You hereby acknowledge that any dispute or controversy arising out of, relating to, or in connection with this letter, or the interpretation, validity, construction, performance, breach, or termination thereof, including any dispute or controversy relating to your service with the Company or the termination of your service with the Company hereunder, is subject to final and binding arbitration pursuant to Section 11 of the Severance Agreement, which is the sole, exclusive and final remedy for any dispute or controversy between you and the Company. Nothing in this letter agreement shall prejudice either party’s ability to pursue provisional remedies under California Code of Civil Procedure §1281.8.

Miscellaneous.

Assignment. Neither this letter agreement nor the rights or obligations hereunder may be assigned by either party, except that Palm may assign its rights and obligations to a successor. For purposes of this letter agreement, “successor” means any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. None of your rights to receive any form of compensation payable

Mr. Jon Rubinstein

June 10, 2009

pursuant to this letter agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of your right to compensation or other benefits will be null and void.

Successors. This Agreement will be binding upon and inure to the benefit of (a) your heirs, executors, and legal representatives, and (b) the Company and any person or entity that succeeds to the interest of the Company by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company. The Company further agrees that, in the event of a sale of assets as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. Any successor of the Company will be deemed substituted for the Company under the terms of this letter agreement for all purposes.

Waiver. No delay or omission by you or Palm in exercising any right under this letter agreement shall operate as a waiver of that or any other rights. A waiver or consent given by you or Palm on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. No waiver shall be binding unless in writing, designated as a waiver, and signed by the party waiving the breach. Any waiver, modification or amendment of any provision of this letter agreement shall be effective only if in writing and signed by the parties hereto. No waiver by either party of any breach of, or compliance with, any condition or provision of this letter agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

Modification. This letter agreement may not be amended or modified other than by a written agreement designated as an amendment and executed by you and Palm, following approval of the Board or its designee.

Headings. All captions and headings used in this letter agreement are for convenient reference only and do not form a part of this agreement.

Savings Clause. In the event any provision of this letter agreement, or the application thereof, shall for any reason and to any extent be held invalid, illegal or unenforceable under any applicable law by an arbitrator or a court of competent jurisdiction, the invalid, illegal or unenforceable provision shall not be deemed a part of this letter agreement. The remainder of this letter agreement shall remain valid and shall be interpreted so as best to reasonably effect the intent of the parties hereto.

Complete Agreement. This letter agreement, together with the Employee Agreement, the Severance Agreement, as amended hereinabove, the Management Agreement, as amended hereinabove, the Indemnification Agreement between you and

Mr. Jon Rubinstein

June 10, 2009

the Company dated July 20, 2007, and the agreements that describe outstanding equity awards made by the Company to you to date (together, the “Agreements”), constitute the entire understanding and agreement between you and Palm with respect to your employment relationship with the Company and any other subject matter contained herein, and supersede and replace in their entirety any prior and contemporaneous negotiations, discussions, understandings and agreements, whether written or oral, with respect thereto, including the offer letter from Palm to you dated June 1, 2007 and executed by you on June 2, 2007, which from and after the Effective Date shall have no further force or effect. This will also confirm that, in coming to this understanding, neither you nor Palm have relied on or made any representation, warranty, inducement or promise that is not in this letter. Any representations, promises or agreements not specifically included in the Agreements shall not be binding or enforceable against either you or Palm.

Withholding. Palm may withhold from any amounts payable to you under this letter agreement such federal, state and local income, employment or other taxes that may be required to be withheld pursuant to any applicable law or regulation.

Governing Law. Except to the extent the federal law of the United States applies, this letter agreement and the rights and obligations of you and Palm under this letter agreement shall be governed by and construed in accordance with the laws of the State of California (without giving effect to any provision that would result in the application of another jurisdiction’s laws). You hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this offer letter and/or relating to any arbitration in which the parties are participants.

Advice of Counsel. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this letter, and are knowingly and voluntarily entering into this letter agreement.

Counterparts. This letter agreement may be executed in counterparts. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

Mr. Jon Rubinstein

June 10, 2009

If the provisions of this letter accurately set forth our understanding, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records.

Very truly yours,

/s/ Gordon Campbell
Gordon Campbell
Chair, Compensation Committee
Palm, Inc. Board of Directors

ACKNOWLEDGED AND AGREED:

/s/ Jonathan J. Rubinstein	6/10/09
Jon Rubinstein	Date